Exhibit 10.39

AMENDMENT (this “Amendment”) dated as of June 30, 2015, to the Nonqualified Stock Option Agreement (Tranche A) and the Non-qualified Stock Option Agreement (Tranche B) (collectively, the “Option Agreements”), both dated as of October 4, 2014, both between Roadhouse Holding Inc. (the “Company”), and Samuel Nicholas Borgese (“Executive”).
WHEREAS, the Company and Executive desire to amend certain matters in the Agreements as set forth herein.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as set forth below:
1.Section 2(b) of each of the Agreements shall be deleted and replaced in its entirety with the following (with additions indicated in bold and italics and deletions indicated by a strikethrough):
Performance-Based Vesting. The Options shall become vested in accordance with this Section 2(b), if at all, on the date of a Change in Control (the “Vesting Event”) in which the Per Share Actual Value exceeds the Per Share Floor Value (as each such term is defined below). Such vesting requirement is referred to in this Agreement as “Performance-Based Vesting”. If the Per Share Actual Value as of the Vesting Event does not exceed the Per Share Floor Value, no portion of the Options shall become vested. If the Per Share Actual Value at the date of the Vesting Event exceeds the Per Share Floor Value, 100% of the Options which are then outstanding shall become vested as of the Vesting Event. In the event that any portion of the Options does not become vested pursuant to this Section 2(b) upon the first occurrence of a Vesting Event following the Grant Date, such portion of such Options shall not become vested as a result of any subsequent Vesting Event, and shall automatically be canceled without payment therefor. At or prior to the Vesting Event, the Committee shall make any and all adjustments it deems equitably necessary or appropriate with respect to interim sales of or distributions in respect of the Shares prior to such Vesting Event and any Shares retained after such Vesting Event. For avoidance of doubt, a Vesting Event shall not include the direct or indirect acquisition of equity securities or assets of the Company or a Subsidiary by a person or group in exchange for or otherwise in consideration of loans or debt securities of the Company or any Subsidiary held by such person or group.

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2.Section 4(e) of each of the Agreements shall be deleted and replaced in its entirety with the following (with additions indicated in bold and italics and deletions indicated by a strikethrough):
Special Tolling Provision. Notwithstanding the provisions of Sections 4(a) and 4(c), in the event that the Participant’s employment with the Company or any Subsidiary terminates (other than for Cause) at a time when the Service-Based Vesting requirements have been met as to ~~less than~~ 100% or less of the Options, then the portion of the Options as to which the Service-Based Vesting requirements have been met shall remain outstanding until the first Vesting ~~Date~~ Event following the date of termination of employment (but in no event beyond the Normal Expiration Date of such Options) and shall either become vested or shall be forfeited based on whether the Performance-Based Vesting requirements have been met ~~on the Vesting Date~~ at the time of the Vesting Event. If the Options become vested by reason of the Performance-Based Vesting requirements having been satisfied and remain outstanding following the Vesting ~~Date~~ Event by reason of Section 5(b) (or are converted into Alternative Options that remain outstanding), such Options (or Alternative Options) shall be exercisable at any time up until the 60th day following the date of the Vesting Event.
3.Except as amended hereby, the Agreements shall remain in full force and effect. After giving effect to this Amendment, each reference in the Agreements to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the Agreements shall refer to the Agreements, as amended by this Amendment.
4.This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws.
5.This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the instrument.
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IN WITNESS WHEREOF, the Company and Executive have duly executed this Amendment as of the date first above written.
ROADHOUSE HOLDING INC.

By:	/s/ Michelle Zavolta Name: Michelle Zavolta Title: Chief People Officer
PARTICIPANT
/s/ Samuel Nicholas Borgese Samuel Nicholas Borgese

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